Exhibit 99.1

IntelGenx Corp. and Cary Pharmaceuticals Confirm Agreement to Develop a Novel Antidepressant

Saint Laurent, Quebec, April 7, 2008 - IntelGenx Corp. (OTCBB:IGXT) ("IntelGenx" or the "Company") and Cary Pharmaceuticals ("Cary") today ratified the Definitive Agreement ("Agreement") originally signed on November 5, 2007 to jointly develop and commercialize Cary’s oral antidepressant ("CPI-300" or the "Product") using IntelGenx’s proprietary oral delivery technology.

Under the terms of the Agreement, IntelGenx secured funding of $2 million for the completion of the product development after closing a private placement worth $2.8 million on March 27, 2008. IntelGenx will be entitled to profit sharing. The parties anticipate that a New Drug Application ("NDA") will be filed with the United States Food and Drug Administration ("FDA") during the second half of 2008. Commercial launch of the Product is expected upon FDA approval in 2009.

Horst G. Zerbe, President and CEO of IntelGenx, said, "This strategic relationship is of significant importance to the future growth of both companies. We are pleased that the funding milestone is now complete and that we are on track to meet our filing deadline of H2/2008 for CPI-300."

About IntelGenx Corp. IntelGenx Corp. is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. The company uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. The company’s research and development pipeline includes products for the treatment of osteoarthritis, pain management, hypertension, and depression.

Forward-Looking Statements This press release contains forward-looking statements that involve risks and uncertainties that could cause Intelgenx's actual results and experiences to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as anticipates, expects, plans, believes, intends, and similar words or phrases. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. In addition, this press release also includes forward-looking statements regarding the timing, progress and results of the clinical development, regulatory processes, potential clinical trial initiations, NDA filings and commercialization efforts for CPI-300. These statements are subject to various risks and uncertainties and include the possibility that the results of clinical trials will not support CPI-300 claims, the possibility that the development efforts of Cary Pharmaceuticals and Intelgenx related to CPI-300, will not be successful, the inability to obtain regulatory approval for CPI-300, and reliance on third-party manufacturers to produce the product. Additional risks are described in Intelgenx's Annual Report on Form 10-KSB for the year ended December 31, 2007. Intelgenx assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

CONTACT INFORMATION:

IntelGenx Corp.
Dr. Horst G. Zerbe, President and CEO
Telephone: (514) 331-7440, ext. 201
Facsimile: (514) 331-0436
Email: horst@IntelGenx.com
Website: www.intelgenx.com